Skillz Q1 2021 Stockholder Letter

May 4, 2021

Fellow Stockholders,

Skillz Inc. (SKLZ) delivered strong Q1 performance across the business, achieving our 21st consecutive quarter of revenue growth. We generated 92% revenue growth year-over-year, driven in large part by 81% growth in Paying Monthly Active Users (MAU).

Given our continued momentum, we are proud to announce that we are raising our 2021 annual revenue guidance to $375 million, representing 63% year-over-year growth. As we look ahead, we are particularly excited about continuing to expand our platform from our first successful categories of games to all game categories and are now seeing early validation on our multi-year investment in synchronous player technology. This next feature set will expand our content library to include games ranging from first person shooters to real time strategy. We currently have a handful of developers actively testing synchronous content on our platform, and the initial results are already promising.
As we define the future of interactive entertainment, we continue to make game-changing investments across our business to capture the hundreds of billions of dollars in global market opportunity. Starting with an outstanding team who works tirelessly to pioneer new features for our developers and forge new partnerships with leading brands, our Skillzians and our culture are the engine that drive our success. We are truly thankful for all they do.

User Acquisition and Growth

Our Focus on Paying MAU

As mentioned above, our Paying MAU grew 81% year-over-year. Paying MAU describes our “subscriber base” and is perhaps the most important metric for our business. Paying MAU growth was driven by an increase in new paying users – which is a function of both the number of installs or downloads of games on our platform and the install-to-deposit rate. While new installs overall remained consistent with the prior year period, the quality of traffic and our ability to convert installs to payors increased substantially over the prior year quarter. We do not currently focus on MAU because monetizing non-paying users is a future opportunity. Today, Skillz generates nearly all its revenue from paying players, so this nuance is crucial to understanding our marketing strategy.

We optimize our return on marketing investment by acquiring players who convert to payors. Our ability to maximize returns is something we have honed over time, and it provides a significant competitive advantage in our market space. In Q1, we achieved a new high at 17% Paying MAU conversion ratio, exceeding the mobile gaming industry average by a factor of eight.[1] The other part of paying user optimization is average revenue per user (ARPU). We generate an ARPU with our content that outperforms the ARPU from well-established games from some of the leading public mobile gaming companies. In Q1, our ARPU reached a new high of $10.35.

User Acquisition Efforts

User Acquisition Marketing is a key component of our Sales and Marketing strategy. User Acquisition programs bring new users to the platform and predominantly consist of media spend to acquire users from digital ad networks. Q1 is frequently one of the best times to purchase digital media impressions, so we typically invest more in Q1 User Acquisition than we do in Q2. This results in fewer new installs in the second quarter of each year relative to the first quarter and is part of our company’s focus on maximizing return on marketing investment.
As we discussed during our Q4 results, User Acquisition costs are still comparatively high versus prior years as a result of our revenue growth outpacing staffing against marketing infrastructure, particularly as the digital market became more crowded during COVID. We expect our increased investment in marketing infrastructure to drive User Acquisition costs down in the back half of 2021. Despite these near-term headwinds, we expect to maintain a long-term strategic advantage in User Acquisition thanks to the broad appeal of our content across demographics and our deep first-party player data. This unique data set becomes even more valuable based on the announced changes to iOS 14.5 that have gone into effect, which will result in the loss of data for ad networks. In a post-IDFA world, we can bring even more strategic value to our developers and ad network partners in the mobile gaming ecosystem.
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1 Note: According to Wappier Gaming Apps conversion rates were 1.6% to 2% in 2020.

Building the Skillz Brand

We have just started making investments in our marketing team to extend the reach of the Skillz brand to new demographics and geographies. To continue upleveling our brand and marketing efforts, we added our first ever Chief Marketing Officer, Tyler Williamson, who comes to Skillz from Beats Electronics LLC. We also hired other key positions, such as Head of Consumer Marketing and a Head of Communications, all bringing decades of experience to our marketing leadership.

In the coming quarters, we will continue to prioritize marketing and communications investments – including enhanced creative, content, and community – in order to draw more users and developers to the Skillz platform.

In addition to investing in brand building, we know it is crucial to protect what we have already built. We have 65 pending and issued patents covering our technologies. We have seen several copycats enter our market trying to replicate the success of our platform and the content of our developers. We have begun and will continue to vigorously defend Skillz intellectual property from theft by enforcing our patents and copyrights where we see infringement.

Activating Android

Skillz is the predominant mobile esports platform in the world, growing rapidly in a massive 2.7 billion gamer market. From the beginning, we have built Skillz to bring competition to mobile gaming, which has grown at 23% per year over the past five years. Mobile is the fastest-growing segment in gaming, and we are seeing that growth across both iOS and Android users. According to Statista, Android held over 70% share of the worldwide mobile operating system market.

We have been building out our Android footprint since 2018. There is a huge opportunity in the Android market and it is not monolithic. In Q1, we expanded our Android footprint, growing revenue from Android users 2x faster than iOS.

Driving the Future of Competition

Rewarding Milestones

We continue to build out our platform to provide both users and developers with a memorable and engaging experience. Based on feedback from our developer community, we recently launched a new set of developer progression features. These features allow game developers to create in-game milestones and recognition for players. “Bowling a Turkey” – three strikes in a row – is a great example of these kinds of in-game achievements. Progression enhances excitement and provides a boost, which players love to experience. This is especially valuable for “achiever” players – those who thrive when rewarded.

Our developers are excited for progression because it enables them to design game content that enhances retention and engagement which ultimately increases player lifetime value. We will continue to make investments that add greater depth to the gamer experience and allow our developers to flourish.

Supporting More Content

We have opened up our synchronous technology to a handful of developers on our platform to test what we have built. This technology is a key building block that will enable our platform to support real-time simultaneous gameplay (e.g. collision) which is a requirement for racing, fighting and shooting games. We are collecting feedback to refine the developer experience and product performance, and are encouraged by the early results. We believe synchronous game modes are an important part of the future of the industry and a potential step function for growth for our business.

As such, this is an area where we expect to increase our investment in order to support the new types of game content that our community wants to engage with. Ultimately, we will also be able to support real-time, multiplayer content genres, such as Battle Royale. We expect this to broaden the demographics of users on the platform, giving developers an opportunity to reach new gamers, enhance retention, increase lifetime value, and lower user acquisition cost.

Within the casual gaming market we serve today, we have a substantial opportunity to broaden the types of content on our platform. Last year, our top three games fell into the card and board game categories, which represent less than 10% of the entire casual games market. Our investment in developer marketing and services are paving the way to penetrating underrepresented casual categories, ranging from puzzle and word, to trivia and sports.

We are motivated to build a platform that fosters innovation among a vibrant community of developers who will build the entertainment experiences of the future.

Brand Partnerships

We see a future where every brand has a companion game that can be used as another way to connect with current brand loyalists and acquire new ones. IP is a brand’s most valuable asset and we can provide a trusted experience through our platform to maximize brand extension while maintaining control over one’s brand. This offers a mutually beneficial environment where our user experience is enriched by brands and those brands are able to more fully engage with their audiences through interactive content.

There are multiple ways in which we can partner with brands that align with their goals and power engagement with their audience. This past quarter, we teamed up with the NFL to host a global game developer challenge that will give developers the opportunity to develop an NFL-themed mobile game. The winning game(s) will get the benefit of an NFL license and marketing support from both Skillz and the NFL. Through brand partnerships like this, we are able to create fun, new experiences for fans while introducing a brand to a new audience where they live – on mobile – as online and offline worlds converge. For Skillz, this not only results in a better experience for our end-users, it also drives brand-sponsored prizes, traffic or both to our platform.

International Expansion

International expansion offers a huge opportunity for growth, as more than 90% of our revenue comes from North America today. We remain on track to launch in India by the end of the year, with our patented and proprietary technology which offers players a fair and trusted experience serving as a core competitive advantage that we bring to the opportunity.

In preparation for the India launch, we’re investing in localizing the product, including payments, which is critical to penetrating beyond the most affluent gamers in India. We will then turn our attention to content, scaling localized games, and building local partnerships to enhance user acquisition. We are taking a systematic approach to this process, so that it can be replicated as we expand to other international markets in 2022 and beyond.

Q1 Financial Results

Revenue

We achieved Q1 revenue of $83.7 million, up 92% over the prior year. As mentioned earlier, this was powered by 81% growth in Paying MAU, which is our most important performance metric.

Our Paying MAU conversion ratio was 17%, improving from 10% in the prior year period.

Gross Profit

Our Q1 gross profit was $79.4 million, up 95% year-over-year. This was 95% of revenue, compared to 94% in the prior year period.

Our gross margin increased due to the benefit of scale on our end-user support costs.

Research and Development

In Q1, Research and Development was $7.3 million, up 67% over the prior year period. This was 9% of revenue, compared to 10% in the prior year period.

Our Research and Development expense consists primarily of headcount cost and related overhead for the team responsible for imagining the future of interactive media.

Sales and Marketing

In Q1, Sales and Marketing was $96.3 million, up 106% over the prior year period. We invested in Sales and Marketing to drive growth and scale.

Engagement Marketing was $36.0 million, up 110% over the prior year period, growing slightly faster than revenue. This was 43% of revenue, a 4 percentage points increase from 39% in the prior year period. This was driven by new marketing programs launched in Q3 2020. On a sequential basis, Engagement Marketing was lower by 5 percentage points from 48% of revenue in Q4 2020, as we optimized those new programs during the last quarter.

User Acquisition Marketing was $54.3 million, up 101% over the prior year period. This was 65% of revenue, a 3 percentage points increase from 62% in the prior year period, driven by higher ad prices. On a sequential basis, User Acquisition Marketing was higher by 5 percentage points from 60% of revenue in Q4 2020. This was due to our typical Q1 User Acquisition Marketing spend boost to take advantage of seasonally advantageous ad prices.

General and Administrative

In Q1, General and Administrative was $27.3 million. This amount includes $16.5 million in stock-based compensation and non-recurring transaction-related expenses. Without stock-based compensation and non-recurring transaction-related expenses, General and Administrative was 13% of revenue, a 2 percentage points increase from 11% in the prior year period, driven by investment in headcount and public company costs. In Q1, we incurred approximately $3.2 million in public company costs, primarily related to higher insurance, accounting, legal and filing expenses. If Q1 2020 General and Administrative had included the burden of public company costs described above, it would have represented 18% of revenue. This demonstrates that our operating infrastructure is scaling.

Net Loss
In Q1, Net Loss increased to $53.6 million from $15.5 million in the prior year period. The increase was primarily driven by higher stock-based compensation, other non-recurring items, and change in fair value of common stock warrant liabilities.

Adjusted EBITDA

Our Adjusted EBITDA was -$31.1 million, $16.6 million lower than the prior year period.

This was driven by our strategy to increase User Acquisition Marketing investment in order to accelerate penetration of the market. In Q1, User Acquisition Marketing was $54.3 million, $27.3 million higher than the prior year period. Accordingly, our Q1 Adjusted EBITDA before User Acquisition Marketing was $23.1 million, up 86% over the prior year. We track Adjusted EBITDA before User Acquisition Marketing closely, as we believe it is indicative of the value of existing users on the system. We decide each month how much capital to reinvest in new user acquisition based on the ROI we expect to generate.

In Q1, Adjusted EBITDA before User Acquisition Marketing was 28% of revenue, which is the same as the prior year period due to the impact of public company costs. Including the burden of those costs, Adjusted EBITDA before User Acquisition Marketing in the prior year period would have been 21% of revenue. Putting this in context demonstrates that profitability is scaling year-over-year.

Balance Sheet

We ended the first quarter with $613 million of cash and no debt. As of April 30, 2021, 9.5 million public warrants have been exercised, generating $109.5 million of net proceeds to the company.

Outlook

Today we announced that we are raising our 2021 revenue guidance to $375 million, which represents 63% growth on a year-over-year basis.

Closing

At Skillz, we are creating the future of competition for players, developers and brands around the world. As our vision marches forward to become our shared reality, we are proud to report strong earnings for Q1. This quarter marks 21 consecutive quarters of revenue growth and the strategic, foundational investments across our business that will capture the hundreds of billions of dollars at stake in the rapidly growing global mobile gaming market. Ending the quarter with a strong balance sheet to support these investments gives us the financial resources to advance one step closer to delivering esports to everyone.

Game on,

Andrew Paradise
Founder & CEO

Use of Non-GAAP Financial Measures
In this press release, the Company includes Adjusted EBITDA which is a non-GAAP performance measure that the Company uses to supplement its results presented in accordance with U.S. GAAP. As required by the rules of the Securities and Exchange Commission (“SEC”), the Company has provided herein a reconciliation of the non-GAAP financial measure contained in this press release to the most directly comparable measures under GAAP. The Company’s management believes Adjusted EBITDA is useful in evaluating its operating performance and is a similar measure reported by publicly-listed U.S. competitors, and regularly used by security analysts, institutional investors, and other interested parties in analyzing operating performance and prospects. By providing this non-GAAP measure, the Company’s management intends to provide investors with a meaningful, consistent comparison of the Company’s profitability for the periods presented. Adjusted EBITDA is not intended to be a substitute for any U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

The Company defines and calculates Adjusted EBITDA as net loss before interest, other non-operating expense or income, provision for income taxes, and depreciation and amortization, and further adjusted for stock-based compensation and other special items determined by management, including, but not limited to, fair value adjustments for certain financial liabilities (including derivatives) associated with debt and equity transactions and impairment charges, as they are not indicative of business operations.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from its expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements.

These forward-looking statements involve significant risks and uncertainties that could cause the Company’s actual results to differ materially from those discussed in the forward-looking statements. Most of these factors are outside of the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to, the ability of Skillz to: realize the benefits expected from the business combination; effectively compete in the global entertainment and gaming industries; attract and retain successful relationships with the third party developers that develop and update all of the games hosted on Skillz’s platform; comply with laws and regulations applicable to its business; and as well as other risks and uncertainties indicated from time to time in the Company’s SEC filings, including those under

“Risk Factors” therein, which are available on the SEC’s website at www.sec.gov. Additional information will be made available in other filings that the Company makes from time to time with the SEC. In addition, any forward-looking statements contained in this press release are based on assumptions that the Company believes to be reasonable as of this date. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law.

Contacts:
Investors: ir@skillz.com
Media: skillz@methodcommunications.com

Source: Skillz Inc.

Skillz Inc.
Reconciliation of GAAP Net loss to Adjusted EBITDA
(Unaudited, in thousands)

	Three months ended March 31,
	2021	2020
Net loss	$(53,592)	$(15,522)
Interest expense, net	24	316
Stock-based compensation	10,945	357
Change in fair value of common stock warrant liabilities(2)	2,108	—
Provision for income taxes	42	25
Depreciation and amortization	555	308
Other non-operating costs (income)	(50)	(51)
One-time transaction related expenses(1)	8,839	—
Adjusted EBITDA	$(31,129)	$(14,567)

(1) For the three months ended March 31, 2021, amounts represent transaction expenses related to the follow-on offering.
(2) For the three month ended March 31, 2021, amounts represent the fair value adjustments related to the revaluation of liability classified warrants.